As filed with the Securities and Exchange Commission on October 22, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PRO-PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	04-3562325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

189 Wells Avenue, Newton, Massachusetts 02459

(Address of registrant’s principal executive offices)

Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan

Pro-Pharmaceuticals, Inc. 2003 Non-employee Director Stock Incentive Plan

(Full titles of the plans)

David Platt, Ph.D.

President and Chief Executive Officer

Pro-Pharmaceuticals, Inc.

189 Wells Avenue

Newton, Massachusetts 02459

(617) 559-0033

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Jonathan C. Guest, Esq.

Perkins Smith & Cohen LLP

One Beacon Street

Boston, Massachusetts 02108

(617) 854-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock $.001 par value	2,000,000 shares	$3.91	(2)	$7,818,850.00	(2)	$632.54	(2)

Common Stock $.001 par value	1,000,000 shares	$4.44	(3)	$4,440,000.00	(3)	$359.20	(3)

(1)	This registration statement covers 2,000,000 shares of common stock that may be issued under the registrant’s 2001 Stock Incentive Plan and 1,000,000 shares that may be issued under the registrant’s 2003 Non-employee Director Stock Incentive Plan (collectively, the “Plans”). In addition, this registration statement covers an indeterminate number of additional shares of common stock that may be issued under said Plans as a result of a stock dividend, stock split or other recapitalization.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the weighted average of (i) 445,000 shares underlying options granted and outstanding under the 2001 Stock Incentive Plan exercisable at $3.50 per share, (ii) 50,000 shares underlying options granted and outstanding under the 2001 Stock Incentive Plan exercisable at $2.97 per share, (iii) 50,000 shares underlying options granted and outstanding under the 2001 Stock Incentive Plan exercisable at $2.92 per share, (iv) 1,265,000 shares underlying options granted and outstanding under the 2001 Stock Incentive Plan exercisable at $4.05 per share, and (v) 190,000 shares underlying options remaining available for grant under the 2001 Stock Incentive Plan at an assumed per share exercise price of $4.44 representing the average of the high and low prices per share of the registrant’s common stock as reported on the American Stock Exchange on October 20, 2003.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the American Stock Exchange on October 20, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this registration statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission by the registrant (Exchange Act File No. 000-32877) are incorporated in this registration statement by reference:

(a) The registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

(b) The registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003 and June 30, 2003.

(c) The registrant’s Current Reports on Form 8-K filed on September 9, 2003, September 26, 2003 and October 10, 2003.

(d) The description of the securities contained in the registrant’s registration statement on Form 10-SB filed under the Exchange Act dated June 13, 2001, as amended July 26, 2001, including any amendments or reports filed for the purpose of updating such description. For the most recent description, please see “Description of Capital Stock” in the registrant’s registration statement on Form SB-2 (File No. 333-107112), as amended, as originally filed with the Commission on July 17, 2003.

(e) Matters disclosed under the heading “Recent Events” in the registrant’s registration statement on Form S-3 (File No. 333-109887) as filed with the Commission on October 22, 2003.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the small business issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newton, Massachusetts, on October 22, 2003.

PRO-PHARMACEUTICALS, INC.
Registrant

By:	/s/ DAVID PLATT, Ph.D.
David Platt, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Platt, Ph.D. his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ DAVID PLATT, Ph.D. David Platt, Ph.D.	President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)	October 22, 2003

/s/ MAUREEN FOLEY Maureen Foley	Acting Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer), and Chief Operating Officer	October 22, 2003

/s/ JAMES C. CZIRR James C. Czirr	Executive Vice President of Business Development and Director	October 22, 2003

/s/ BURTON C. FIRTEL Burton C. Firtel	Director	October 22, 2003

/s/ DALE H. CONAWAY, D.V.M. Dale H. Conaway, D.V.M.	Director	October 22, 2003

/s/ DAVID H. SMITH David H. Smith	Director	October 22, 2003

/s/ EDGAR BEN-JOSEF, M.D. Edgar Ben-Josef, M.D.	Director	October 22, 2003

/s/ STEVEN PRELACK Steven Prelack	Director	October 22, 2003

/s/ MILDRED S. CHRISTIAN, Ph.D. Mildred S. Christian, Ph.D.	Director	October 22, 2003

Exhibit Index

Exhibit Number	Description of Document	Page

4.1	Articles of Incorporation of the Registrant, dated January 26, 2001	*

4.2	Amended and Restated By-laws of the Registrant	*

5	Opinion of Perkins Smith & Cohen LLP (including the consent of such firm) regarding the legality of the securities being offered

23.1	Consent of Perkins Smith & Cohen LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Deloitte & Touche LLP, independent auditors

23.3	Consent of Scillia Dowling & Natarelli LLC, independent auditors

24	Powers of Attorney (included on signature page)

99.1	Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan	**

99.2	Pro-Pharmaceuticals, Inc. 2003 Non-employee Director Stock Incentive Plan

*	Incorporated by reference to the Registrant’s Registration Statement on Form 10-SB, as filed with the Commission on June 13, 2001.
**	Incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-QSB for the period ended September 30, 2001, as filed with the Commission on November 14, 2001.